Filed Pursuant to Rule 433

Issuer Free Writing Prospectus, dated June 12, 2017

Supplementing the Preliminary Prospectus Supplement, dated June 12, 2017

Registration No. 333-202769

Pricing Term Sheet

June 12, 2017

This pricing term sheet relates only to the securities described below and should only be read together with the Preliminary Prospectus Supplement, subject to completion, dated June 12, 2017, relating to these securities (the “Preliminary Prospectus Supplement”) and supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement. This pricing term sheet is qualified in its entirety by reference to the Preliminary Prospectus Supplement. Other information presented in the Preliminary Prospectus Supplement, including financial information, is deemed to have changed to the extent affected by the changes described herein. Capitalized terms not defined herein have the meanings assigned to them in the Preliminary Prospectus Supplement.

Vulcan Materials Company

Floating Rate Notes due 2020

Issuer:	Vulcan Materials Company

Title of Security:	Floating Rate Notes due 2020 (the “Floating Rate Notes”)

Ratings (Moody’s / S&P / Fitch)*	Baa3 (Stable) / BBB (Stable) / BBB- (Stable)

Principal Amount:	$250,000,000

Maturity Date:	June 15, 2020

Designated LIBOR Page:	Reuters Page LIBOR 01

Spread to LIBOR:	+60 bps

Index Maturity:	Three months

Interest Payment Dates:	March 15, June 15, September 15 and December 15 of each year, beginning on September 15, 2017

Initial Interest Rate:	Three month LIBOR plus 60 bps, determined on the second London business day preceding the scheduled closing date

Price to Public:	100% plus accrued interest, if any, from June 15, 2017

Underwriting Discount:	0.400%

Record Dates:	March 1, June 1, September 1 and December 1

Day Count Convention:	Actual/360

Trade Date:	June 12, 2017

Settlement Date:	June 15, 2017 (T+3)

Optional Redemption:	None

Special Mandatory Redemption:	The offering of the Floating Rate Notes is not conditioned upon the completion of the Acquisition (as defined in the Preliminary Prospectus Supplement dated June 12, 2017), which, if completed, will occur subsequent to the closing of the offering of the Floating Rate Notes. Upon the occurrence of a Special Mandatory Redemption Trigger (as defined in the Preliminary Prospectus Supplement dated June 12, 2017), the Issuer will be required to redeem the Floating Rate Notes, in whole, at a redemption price equal to 101% of the aggregate principal amount of the Floating Rate Notes being redeemed, plus accrued and unpaid interest on the aggregate principal amount of the Floating Rate Notes being redeemed to, but excluding, the date of such redemption.

Special Optional Redemption:	The Floating Rate Notes may be redeemed at the Issuer’s option, in whole, at any time before the Redemption Trigger Date (as defined in the Preliminary Prospectus Supplement dated June 12, 2017), at a redemption price equal to 101% of the aggregate principal amount of such notes being redeemed, plus accrued and unpaid interest on the aggregate principal amount of such notes being redeemed to, but excluding, the date of such redemption, if the Issuer determines that, in its judgment, the Acquisition will not be consummated on or before the Redemption Trigger Date.

Change of Control:	Upon a change of control repurchase event (as described in the Preliminary Prospectus Supplement dated June 12, 2017) with respect to the Floating Rate Notes, we will be required to make an offer to purchase all outstanding Floating Rate Notes at a price in cash equal to 101% of the aggregate principal amount outstanding of such Floating Rate Notes repurchased, plus any accrued and unpaid interest to, but not including the repurchase date.

CUSIP / ISIN:	929160 AU3/US929160AU34

Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated Goldman Sachs & Co. LLC SunTrust Robinson Humphrey, Inc. Regions Securities LLC U.S. Bancorp Investments, Inc.
Wells Fargo Securities, LLC

Co-Managers:	FTN Financial Securities Corp. Synovus Securities Inc. The Williams Capital Group, L.P.

Denominations:	$2,000 and integral multiples of $1,000

Form of Offering:	SEC Registered

3.900% Notes due 2027

Issuer:	Vulcan Materials Company

Title of Security:	3.900% Notes due 2027 (the “New 2027 Notes”), which New 2027 Notes constitute a “reopening” of the series of 3.900% Notes due 2027 previously issued by the issuer on March 14, 2017 in the aggregate principal amount of $350.0 million (together with the New 2027 Notes, the “2027 Notes”).

Ratings (Moody’s / S&P / Fitch)*	Baa3 (Stable) / BBB (Stable) / BBB- (Stable)

Principal Amount:	$50,000,000

Maturity Date:	April 1, 2027

Coupon:	3.900%

Yield to Maturity:	3.461%

Benchmark Treasury:	2.375% due May 15, 2027

Spread to Benchmark Treasury:	+125 bps

Benchmark Treasury Yield:	2.211%

Price to Public:	103.540% plus accrued interest, if any, from March 14, 2017

Underwriting Discount:	0.650%

Interest Payment Dates:	April 1 and October 1 of each year, beginning on October 1, 2017 (interest on the New 2027 Notes will accrue from March 14, 2017)

Record Dates:	March 15 and September 15

Day Count Convention:	30/360

Trade Date:	June 12, 2017

Settlement Date:	June 15, 2017 (T+3)

Optional Redemption:

Make-Whole Call:	At any time prior to the date that is three months prior to the maturity date (the “2027 par call date”), the greater of par and make-whole that would be due if such 2027 Notes matured on the 2027 par call date at the Treasury Rate plus 25 basis points

Par Call:	At any time on or after January 1, 2027, at par

Change of Control:	Upon a change of control repurchase event (as described in the Preliminary Prospectus Supplement dated June 12, 2017) with respect to the 2027 Notes, we will be required to make an offer to purchase all outstanding 2027 Notes at a price in cash equal to 101% of the aggregate principal amount outstanding of such 2027 Notes repurchased, plus any accrued and unpaid interest to, but not including the repurchase date.

CUSIP / ISIN:	929160 AT6 / US929160AT60

Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated Goldman Sachs & Co. LLC SunTrust Robinson Humphrey, Inc. Regions Securities LLC U.S. Bancorp Investments, Inc.
Wells Fargo Securities, LLC

Co-Managers:	FTN Financial Securities Corp. Synovus Securities Inc. The Williams Capital Group, L.P.

Denominations:	$2,000 and integral multiples of $1,000

Form of Offering:	SEC Registered

4.500% Notes due 2047

Issuer:	Vulcan Materials Company

Title of Security:	4.500% Notes due 2047 (the “2047 Notes”)

Ratings (Moody’s / S&P / Fitch)*	Baa3 (Stable) / BBB (Stable) / BBB- (Stable)

Principal Amount:	$700,000,000

Maturity Date:	June 15, 2047

Coupon:	4.500%

Yield to Maturity:	4.523%

Benchmark Treasury:	3.000% due February 15, 2047

Spread to Benchmark Treasury:	+165 bps

Benchmark Treasury Yield:	2.873%

Price to Public:	99.624% plus accrued interest, if any, from June 15, 2017

Underwriting Discount:	0.875%

Interest Payment Dates:	June 15 and December 15 of each year, beginning on December 15, 2017

Record Dates:	June 1 and December 1

Day Count Convention:	30/360

Trade Date:	June 12, 2017

Settlement Date:	June 15, 2017 (T+3)

Optional Redemption:

Make-Whole Call:	At any time prior to the date that is six months prior to the maturity date (the “2047 par call date”), the greater of par and make-whole that would be due if such 2047 Notes matured on the 2047 par call date at the Treasury Rate plus 25 basis points

Par Call:	At any time on or after December 15, 2046 at par

Change of Control:	Upon a change of control repurchase event (as described in the Preliminary Prospectus Supplement dated June 12, 2017) with respect to the 2047 Notes, we will be required to make an offer to purchase all outstanding 2047 Notes at a price in cash equal to 101% of the aggregate principal amount outstanding of such 2047 Notes repurchased, plus any accrued and unpaid interest to, but not including the repurchase date.

CUSIP / ISIN:	929160 AV1 / US929160AV17

Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated Goldman Sachs & Co. LLC SunTrust Robinson Humphrey, Inc. Regions Securities LLC U.S. Bancorp Investments, Inc.
Wells Fargo Securities, LLC

Co-Managers:	FTN Financial Securities Corp. Synovus Securities Inc. The Williams Capital Group, L.P.

Denominations:	$2,000 and integral multiples of $1,000

Form of Offering:	SEC Registered

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. Credit ratings are subject to change depending on financial and other factors.

The issuer has filed a registration statement (including a prospectus) and the related Preliminary Prospectus Supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the Preliminary Prospectus Supplement and other documents that the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the Preliminary Prospectus Supplement if you request it by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322, contacting Goldman Sachs & Co. LLC by phone at 1-866-471-2526, by facsimile at 212-902-9316, by email to prospectus-ny@ny.email.gs.com, or by mail to Goldman Sachs & Co. LLC, Prospectus Department, 200 West Street, New York, NY 10282 or contacting SunTrust Robinson Humphrey, Inc. at 1-800-685-4786 or by email at STRHdocs@Suntrust.com.

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